Exhibit 21
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                           SUBSIDIARIES OF THE COMPANY
                           ---------------------------


Subsidiary                                      Jurisdiction of Incorporation
----------                                      -----------------------------

Standard Microsystems Corporation (Asia)           State of Delaware
Standard Microsystems GmbH                         Munich, Germany
SMSC North America, Inc.                           State of Delaware
SMSC Analog Technology Center, Inc.                State of Arizona
SMSC Massachusetts, Inc.                           State of Delaware
SMSC International Ltd.                            Barbados
Standard Microsystems K.K. (doing business
  as SMSC Japan) *                                 Japan


* SMSC owns 80% of the outstanding common stock.